ABC-NACO INC.

                (formerly known as ABC Rail Products Corporation)

                                       AND

   U.S. BANK NATIONAL ASSOCIATION (as successor trustee to First Trust National
                                  Association)

             FOURTH SUPPLEMENTAL INDENTURE Dated as of May 18, 2001

                      Supplementing that certain Indenture
                   Dated as of January 15, 1997 by and between
                        ABC Rail Products Corporation and
                        First Trust National Association

                          FOURTH'SUPPLEMENTAL INDENTURE

     THIS FOURTH SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") is made and entered into as of May 18, 2001, between ABC-NACO Inc., a Delaware corporation (the "Company"), and U.S. Bank National Association, a national banking association, as successor trustee to First Trust National Association, a national banking association (the "Trustee").

                                    RECITALS

     WHEREAS,  pursuant  to  that certain Indenture dated as of January 15, 1997
(as amended, supplemented or modified from time to time, the "indenture"), between the Company (formerly ABC Rail Products Corporation); and U.S. Bank National Association (successor trustee to First Trust National Association), the Company executed (i) an officer's certificate dated January 23, 1997 (the "Series A 10 % Officer's Certificate"), establishing a series of securities now known as the 10 % Senior Subordinated Notes, Series A, Due 2004 in the original principal amount of $50,000,000 (the "Series A 10 % Notes") and (ii) an officer's certificate dated December 17, 1997 (the "Series B 10 % Officer's Certificate") (the Series A 10 % Officer's Certificate and the Series B 10 % Officer's Certificate each, an "Officer's Certificate" and together, the "Officer's Certificates"), establishing a series of securities now known as the 10 % Senior Subordinated Notes, Series B, Due 2004 in the original principal amount of $25,000,000 (the "Series B 10 % Notes" and, together with the Series A 10 % Notes, the "Notes");

     WHEREAS, the Company requested that the holders of the Notes consent to the modification of certain covenants under each Officer's Certificate and established pursuant to Section 301(17) of the Indenture;

     WHEREAS, pursuant to Section 902 of the Indenture, the holders of not less than a majority of the aggregate principal amount of the outstanding Notes (voting as one class) have consented to the modification of certain covenants under each Officer's Certificate and established pursuant to Section 301(17) of the Indenture;

     WHEREAS, the Company requested that the holders of the Notes consent to the amendment of the interest rate under Paragraph 4(a) of each Officer's Certificate and established pursuant to Section 301 (5) of the Indenture;

     WHEREAS, pursuant to Section 902 of the Indenture, the holders of not less than a majority of the aggregate principal amount of the outstanding Notes (voting as one class) have consented to the amendment of the interest rate under Paragraph 4(a) of each Officer's Certificate and established pursuant to Section 301(5) of the Indenture;

     WHEREAS, the Company desires to change the titles of the Series A 10 % Notes and the Series B 10 % Notes, respectively, to reflect the amendment to the interest rate provision;

     WHEREAS, pursuant to Sections 901(4) and 901(8) of the Indenture, the Company and the Trustee may, without the consent of any holders of the Notes, change any provision of the Indenture or correct any provision that may be inconsistent with any other provision of the Notes, provided that such action does not adversely affect the rights of the holders of the Notes or any other security in any material respect; and

     WHEREAS, in order to effectuate and formalize the aforementioned amendments, the parties hereto desire to amend the Indenture and each Officer's Certificate as set forth below and to enter into this Supplemental Indenture.

     NOW THEREFORE, the parties hereto, intending to be legally bound, and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do hereby amend the Indenture and the Officer's Certificates and further agree as set forth below:

     SECTION 1. DEFINITIONS. All terms capitalized but not otherwise defined in this Supplemental Indenture shall have the meanings assigned to such terms in the Indenture.

     SECTION  2.  EFFECT  OF  THIS  SUPPLEMENTAL  INDENTURE.

     (A) Except as expressly supplemented or amended by this Supplemental Indenture, all of the terms and provisions of the Indenture and the Officer's Certificates shall remain in full force and effect.

     (B) To the extent of any inconsistency between the terms and provisions of this Supplemental Indenture and the terms and provisions of the Indenture and the Officer's Certificates, this Supplemental Indenture shall control.

     (C) The rules of construction stated in Section 1.01 of the Indenture shall apply to this Supplemental Indenture.

     SECTION 3. AMENDMENT TO PARAGRAPH 10(B) OF EACH OFFICER'S CERTIFICATE. Subparagraph (b) of Paragraph 10 of each Officer's Certificate is hereby amended, effective immediately, in its entirety to read as follows:

"[intentionally  omitted]"

     SECTION 4. AMENDMENT TO PARAGRAPH 10(C) OF EACH OFFICER'S CERTIFICATE. Subparagraph (c) of Paragraph 10 of each Officer's Certificate is hereby amended, effective immediately, in its entirety to read as follows:

     "The Company will not, and will not permit any Subsidiary to, Incur any Funded Debt if, immediately after giving effect to any such creation, incurrence, assumption or guarantee (including the retirement of any existing Indebtedness from the proceeds of such additional Funded Debt), the aggregate amount of Funded Debt outstanding would exceed 75% of Consolidated Capitalization, provided, however, that the Company may Incur any Funded Debt on or prior to December 31, 2002, as long as such Incurrence is permitted under the Credit Facility."

     SECTION 5. AMENDMENT TO PARAGRAPH 10(D) OF EACH OFFICER'S CERTIFICATE. Subparagraph (d) of Paragraph I0 of each Officer's Certificate is hereby amended, effective immediately, in its entirety to read as follows:

     "The Company is not required to maintain any Operating Coverage Ratio at the end of any fiscal quarter in 2001. Thereafter, it will maintain(i) at the end of the fiscal quarter ended March 3 l, 2002, an Operating Coverage Ratio with respect to the four consecutive fiscal quarters then ended taken as a whole of at least 1.2:1.0, (ii) AT the end of the fiscal quarter ended June 30, 2002, an Operating Coverage Ratio with respect to the four consecutive fiscal quarters then ended taken as a whole of at least 1.4:1.0, (iii) at the end of the fiscal quarter ended September 30, 2002, an Operating Coverage Ratio with respect to the four consecutive fiscal quarters then ended taken as a whole of at least 1.6:1.0, and (iv) at the end of each of its fiscal quarters thereafter, an Operating Coverage Ratio with respect to the four consecutive fiscal quarters then ended taken as a whole of at least 1.8:1.0."

     SECTION 6. ADDITIONS TO DEFINITIONS CONTAINED IN PARAGRAPH 10 OF EACH OFFICER'S CERTIFICATE. The definitions contained in Paragraph 10 of each Officer's Certificate are hereby amended, effective immediately, to add the following additional definitions:

     "'Credit Facility' means the Company's Third Amended and Restated Credit Agreement dated as of October 30, 2000, as amended from time to time by the parties thereto."

     "'ING Holders' means (i) Furman Selz Investors H LP ("FS 11'3, (ii) ING Furman Selz Investors IH LP ("FS Ill"), (iii) any parallel investment funds of FS II or FS III the manager, general partner or managing member of which is either FS Private Investments LLC or FS Private Investments Ill LLC, (iv) any Affiliate of any of the foregoing and (v) the successors and assigns of the foregoing."

     SECTION 7. AMENDMENT TO DEFINITION OF "CHANGE OF CONTROL" CONTAINED IN PARAGRAPH 7 OF EACH OFFICER'S CERTIFICATE. The definition of "Change of Control" contained in Paragraph 7 of each Officer's Certificate is hereby amended, effective immediately, in its entirety to read as follows:

     "'Change of Control' means the occurrence of one or more of the following events, whether or not approved by the Board of Directors:

     (1) any Person or Persons acting together that would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act, as amended (a "Group"), together with any Affiliates thereof, other than any employee stock ownership plan of the Company or the trusts for any other employee stock ownership, benefit or pension plans of the Company or any Subsidiary, and other than the ING Holders, shall beneficially own (as defined in Rule 13d-3 of the Commission) at least 50% of the Voting Stock of the Company;

     (2) other than the ING Holders, any one Person or Group (other than the Board of Directors as it may be constituted from time to time), or any Affiliates thereof, shall succeed in having sufficient of its or their nominees elected to the Board of Directors such that such nominees, when added to any existing director remaining on the Board of Directors after such election who is an Affiliate of such Group, shall constitute a majority of the Board of Directors;

     (3) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company to any Person or Group;

     (4) the shareholders of the Company shall approve any plan for the liquidation or dissolution of the Company; or

     (5) the merger or consolidation of the Company with or into another corporation or the merger of another corporation into the Company with the effect that immediately alter such transaction any Person or Group, other than the ING Holders, holds more than 50% of the Voting Stock of the surviving corporation of such merger or consolidation."

     SECTION 8. AMENDMENT TO PARAGRAPH 4(A) OF EACH OFFICER'S CERTIFICATE. Subparagraph (a) of Paragraph 4 of each Officer's Certificate is hereby amended, effective January 1, 2002, in its entirety to read as follows:

"(a)  the  rate  at  which  the  Notes  shall  bear  interest  is  11  1/2%;"

     SECTION 9. AMENDMENT TO PARAGRAPH 1 OF THE SERIES A 10% OFFICER'S CERTIFICATE. Paragraph 1 of the Series A 10% Officer's Certificate is hereby amended, effective January 1, 2002, in its entirety to read as follows:

     "Pursuant to Section 301(1) of the Indenture, the title of the Securities of the series established by this Officer's Certificate is '11~% Senior
Subordinated  Notes,  Series  A,  Due  2004.'"

     SECTION 10. AMENDMENT TO PARAGRAPH 1 OF THE SERIES B 10 % OFFICER'S CERTIFICATE. Paragraph I of the Series B 10 % Officer's Certificate is hereby amended, effective January 1, 2002, in its entirety to read as follows:

     "Pursuant to Section 301(1) of the Indenture, the title of the Securities of the series established by this Officer's Certificate is '11~% Senior
Subordinated  Notes,  Series  B,  Due  2004.'"

     SECTION 11. REFERENCES TO INDENTURE. All references in the Indenture to the Indenture shall hereafter be deemed to refer to the Indenture as amended by this Supplemental Indenture and as may be further amended, modified, restated or replaced from time to time.

     SECTION 12. OTHER TERMS-IN FULL FORCE AND EFFECT. Except as expressly so amended, the Indenture and the Officer's Certificates shall remain u-modified and in full force and effect.

     SECTION 13. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall bc construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

     IN  WITNESS  WHEREOF,  thc  parties  hereto  have  caused this Supplemental
Indenture  to  be  executed  as  of  thc  day  and  year  first  above  written.


     ABC-NACO Inc.


     Name: James P. Singsank
     Title: Senior Vice President and
     Chief Financial Officer


ATTEST:


     Name: Mark F. Baggio
     Title: Vice President, General Counsel
     and Secretary


     U.S. BANK NATIONAL ASSOCIATION,
     as successor trustee


     Name: Michael T. Goodwin
     Title: Assistant Vice President

ATTEST:

     Name: Melissa A. Rosal
     Vice  President